UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2013

iBio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

9 Innovation Way, Suite 100
Newark, Delaware 19711
(Address of principal executive offices, including zip Code)

(302) 355-0650
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 26, 2013, iBio, Inc., a Delaware corporation (the “Company”) received a previously anticipated notice from NYSE MKT LLC (the “Exchange”) that the Company currently is below certain of the Exchange’s continued listing standards. The Exchange indicated that its review of the Company’s Form 10-Q for the period ended December 31, 2012 indicates that the Company is not in compliance with Section 1003(a)(ii), which applies if a listed company has stockholders’ equity of less than $4,000,000 and net losses in its three of its four most recent fiscal years.

The Company is not required to submit a new plan of compliance to the Exchange. In place thereof, the Exchange has afforded and the Company has accepted the opportunity to rely upon the plan the Company submitted in response to the previously-disclosed letter from the Exchange dated November 21, 2012 (the “Plan”). However, if the Company is not in compliance with the Exchange’s listing standards by October 14, 2013, the timeframe contemplated by the Plan, or does not make progress consistent with the Plan, the Company will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the Company Guide.

Item 8.01.       Other Events.

On March 4, 2013, the Company issued a press release announcing its receipt from the Exchange of the anticipated notice of the Company’s failure to satisfy a continued listing standard. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated March 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO, INC.
Date: March 4, 2013	By:	/s/ Andrea Corcoran
Andrea Corcoran Senior Vice President, Finance and Strategy